Exhibit (a)(3)


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March 7, 2005



TO:          UNIT HOLDERS OF MERIDIAN HEALTHCARE GROWTH AND INCOME FUND LIMITED
             PARTNERSHIP

SUBJECT:     OFFER TO PURCHASE UNITS

Dear Unit Holder:

As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer"), MPF DEWAAY PREMIER FUND, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; MPF SPECIAL FUND 8, LLC; MP VALUE FUND 7, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD., L.P.; ACCELERATED HIGH YIELD INSTUTIONAL INVESTORS, LTD., L.P.; MP FALCON FUND, LLC; MP FALCON GROWTH FUND 2, LLC; MPF INCOME FUND 22, LLC; MPF DEWAAY FUND 2, LLC; MACKENZIE PATTERSON SPECIAL FUND 5, LLC; MACKENZIE PATTERSON SPECIAL FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6-A, LLC; MPF ACQUISITION CO. 3, LLC; MORAGA GOLD, LLC; STEVEN GOLD; MPF-NY 2005, LLC; and MACKENZIE PATTERSON FULLER, INC. (collectively the "Purchasers") are offering to purchase up to 308,000 Units of limited partnership interest (the "Units") in MERIDIAN HEALTHCARE GROWTH AND INCOME FUND LIMITED PARTNERSHIP, a Delaware limited partnership (the "Partnership") at a purchase price equal to:

                                 $16.00 per Unit

The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in MERIDIAN HEALTHCARE GROWTH AND INCOME FUND LIMITED PARTNERSHIP without the usual transaction costs associated with market sales or partnership transfer fees.

After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on purple paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                        MacKenzie Patterson Fuller, Inc.,
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119

If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) April 7, 2005